Exhibit 5.1 111 Huntington Avenue 9th Floor Boston, MA 02199-7613 Telephone: 617-239-0100 Fax: 617-227-4420 www.lockelord.com

April 28, 2023

PTC Inc.

121 Seaport Boulevard
Boston, Massachusetts 02210

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of PTC Inc., a Massachusetts corporation (the “Company”), to be filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 6,000,000 additional shares (the “Shares”) of common stock, $0.01 par value, of the Company that may be issued from time to time pursuant to the amended and restated PTC Inc. 2000 Equity Incentive Plan (the “Plan”).

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. We have made such examination as we consider necessary to render this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and the related agreements thereunder, as applicable, will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the Massachusetts Business Corporation Act.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Locke Lord LLP

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